UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL







Date of Request: May 14, 2002


                         Dakota Fitness Equipment, Inc.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

Nevada                                                               45-0462070
------                                                               ----------
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                               Identification No.)

200 N. 3rd Street, Suite 280, Bismarck, North Dakota                      58504
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(Address of principal executive offices)                             (Zip Code)

                                  (701)663-7776
                                  -------------
              (Registrant's Telephone Number, Including Area Code)


Securities Act registration statement file number to which this form relates:
333-76112

ITEM 1. Withdrawal of Registration Statement.
---------------------------------------------

On December 31, 2001, Dakota Fitness Equipment, Inc., a Nevada corporation, filed a Registration Statement on Form SB-2, File No. 333-76112, with the Securities and Exchange Commission. The Board of Directors of Dakota Fitness Equipment, Inc., have determined that it is the best interests of the company and its shareholders to request a withdrawal of the Registration Statement on Form SB-2, File No. 333-76112. None of the shares being offered pursuant to the registration statement have been offered or sold.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Bismarck in North Dakota, on May 15, 2002.


                                           Dakota Fitness Equipment, Inc.,
                                           a Nevada corporation


                                            By:   /s/ Troy Schaner
                                                  ------------------------
                                                  Troy Schaner
                                           Its:   President